UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2009
Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 449-9092
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 24, 2009, Lakes Kansas Casino Management, LLC (“Lakes”), an indirect wholly owned subsidiary of Lakes Entertainment, Inc. entered into a Limited Liability Company Agreement (“LLC Agreement”) of Kansas Gaming Partners, LLC (“Kansas Partners”), with Kansas Gaming Holdings, LLC and CVG Kansas Gaming, LLC, which set forth the terms and conditions of the parties’ ownership and governance rights in Kansas Partners. Kansas Partners wholly owns Chisholm Creek Casino Resort, LLC (“Chisholm Creek”), the owner of the proposed Chisholm Creek Casino Resort located in Sumner County, Kansas (“Casino”). The LLC Agreement initially requires that Lakes contributes $25 million in Kansas Partners in exchange for 16.67% ownership thereof. The capital investment requirement may be reduced subject to certain conditions as described in the LLC Agreement. As a 16.67% owner of Kansas Partners, Lakes shall have limited voting rights as described in the LLC Agreement.
     Also on September 24, 2009, Lakes entered into a Development Services and Management Agreement (“Management Agreement”) with Chisholm Creek, wherein Lakes agreed to perform certain development and management services for the development and management of the Casino. The term of the Management Agreement is for 15 years, subject to earlier termination as described in the Management Agreement. In exchange for its services, Lakes shall receive approximately 6.8% of the Casino’s earnings before interest, taxes, depreciation, amortization and management fee.
     A copy of these agreements is attached as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibit

10.1	Limited Liability Company Agreement of Kansas Gaming Partners, LLC by and between Lakes Kansas Casino Management, LLC, Kansas Gaming Holdings, LLC and CVG Kansas Gaming, LLC, effective September 24, 2009.

10.2	Development Services and Management Agreement by and between Lakes Kansas Casino Management, LLC and Chisholm Creek Casino Resort, LLC, effective September 24, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: September 30, 2009	/s/ Timothy J. Cope
	Name:	Timothy J. Cope
	Title:	President and Chief Financial Officer

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